EXHIBIT 99.1

Integer Holdings Corporation Reports Second Quarter 2024 Results

~ Continued strong performance with 2Q24 financial results ~
~ Raising full year 2024 profit outlook ~

PLANO, Texas, July 25, 2024 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR) today announced results for the three months ended June 28, 2024.

Second Quarter 2024 Highlights (compared to Second Quarter 2023, except as noted)

  Sales increased 9% to $436 million, with organic growth of 5%.
  GAAP net income increased $7 million to $31 million, an increase of 30%. Non-GAAP adjusted net income increased $7 million to $45 million, an increase of 17%.
  GAAP operating income increased $14 million to $55 million, an increase of 33%. Non-GAAP adjusted operating income increased $12 million to $72 million, an increase of 20%.
  GAAP diluted EPS increased $0.17 per share to $0.88 per share. Non-GAAP adjusted EPS increased $0.16 per share to $1.30 per share.
  Adjusted EBITDA increased $15 million to $91 million, an increase of 19%.
  From the end of 2023, total debt increased $159 million to $1.119 billion and net total debt increased $147 million to $1.097 billion, primarily to finance the acquisition of Pulse Technologies, resulting in a leverage ratio of 3.2 times adjusted EBITDA as of June 28, 2024.

“Integer delivered another strong quarter with 9% sales growth and a 20% increase in adjusted operating income versus a year ago.” said Joseph Dziedzic, Integer’s president and CEO. “We continue to expect 2024 above-market sales growth of 9% to 11% and we are raising our full year adjusted operating income growth outlook to 14% to 21%. Our strong 2023 results and 2024 outlook demonstrate successful execution of our strategy.”

Discussion of Product Line Second Quarter 2024 Sales

  Cardio & Vascular sales increased 11% in the second quarter 2024 compared to the second quarter 2023, driven by new product ramps in electrophysiology and structural heart, and the InNeuroCo and Pulse acquisitions.
  Cardiac Rhythm Management & Neuromodulation sales increased 9% in the second quarter 2024 compared to the second quarter 2023, driven by strong growth in emerging neuromodulation customers with PMA (pre-market approval) products.
  Advanced Surgical, Orthopedics & Portable Medical sales increased 4% in the second quarter 2024 compared to the second quarter 2023, driven by growth in Advanced Surgical and Orthopedics.
  Electrochem sales decreased in the second quarter 2024 compared to the second quarter 2023, returning to a normalized run-rate after previously higher sales from the supply chain recovery.

2024 Outlook(a)

(dollars in millions, except per share amounts)	GAAP		Non-GAAP(b)
	As Reported	Change from Prior Year	Adjusted	Change from Prior Year
Sales	$1,735 to $1,770	9% to 11%	N/A	N/A
Operating income	$202 to $220	21% to 31%	$275 to $293	14% to 21%
EBITDA	N/A	N/A	$357 to $377	15% to 22%
Net income	$116 to $130	28% to 44%	$174 to $189	11% to 20%
Diluted earnings per share	$3.26 to $3.67	21% to 37%	$5.07 to $5.49	9% to 18%
Cash flow from operating activities	$185 to $205	3% to 14%	N/A	N/A

(a)  Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for adjusted operating income, adjusted EBITDA, adjusted net income and adjusted earnings per Share (“EPS”), included in our “2024 Outlook” above, and adjusted total interest expense, adjusted effective tax rate and leverage ratio in “Supplemental Financial Information” below, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b)  Adjusted operating income for 2024 consists of GAAP operating income, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, and acquisition and integration costs, totaling approximately $73 million, pre-tax. Adjusted net income and adjusted EPS for 2024 consist of GAAP net income and diluted EPS, excluding items such as amortization of intangible assets, restructuring and restructuring-related charges, acquisition and integration costs, and gain or loss on equity investments totaling approximately $72 million, pre-tax. The after-tax impact of these items is estimated to be approximately $59 million, or approximately $1.71 per diluted share. Adjusted EPS is calculated using adjusted weighted average shares. Adjusted EBITDA is expected to consist of adjusted net income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $182 million to $188 million.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Supplemental Financial Information

(dollars in millions)	2024 Outlook	2023 Actual
Depreciation and amortization	$106 to $114	$97
Adjusted total interest expense(a)	$58 to $61	$49
Stock-based compensation	$24 to $27	$23
Restructuring, acquisition and other charges(b)	$17 to $22	$22
Adjusted effective tax rate(c)	18.0% to 20.0%	17.7%
Leverage ratio(d)	2.5x to 3.5x	3.1x
Capital expenditures(d)	$90 to $110	$120
Cash income tax payments	$38 to $42	$30

(a)  Adjusted total interest expense refers to our expected full-year GAAP interest expense, expected to range from $58 million to $61 million for 2024, adjusted to remove the full-year impact of charges associated with the accelerated write-off of debt discounts and deferred issuance costs (loss on extinguishment of debt) included in GAAP interest expense, if any. Adjusted total interest expense of $48.9 million for 2023 consists of GAAP interest expense of $53.4 million less $4.5 million of losses from the extinguishment of debt.

(b)  Restructuring, acquisition and other charges consists of restructuring and restructuring-related charges, acquisition and integration costs, other general expenses and incremental costs of complying with the new European Union medical device regulations.

(c)  Adjusted effective tax rate refers to our full-year GAAP effective tax rate, expected to range from 18.0% to 20.0% for 2024, adjusted to reflect the full-year impact of the items that are excluded in providing adjusted net income and certain other identified items. Adjusted effective tax rate of 17.7% for 2023 consists of GAAP effective tax rate of 15.5% adjusted to reflect the impact on the income tax provision related to Non-GAAP adjustments.

(d)  Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding leverage ratio. Capital expenditures is calculated as cash used to acquire property, plant, and equipment (PP&E) less cash proceeds from the sale of PP&E.

Summary Financial Results
(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 28, 2024	June 30, 2023	QTD Change	June 28, 2024	June 30, 2023	YTD Change
Operating income	$55,186	$41,576	32.7%	$94,463	$75,742	24.7%
Net income	$31,246	$23,971	30.3%	$51,754	$37,036	39.7%
Diluted EPS	$0.88	$0.71	23.9%	$1.47	$1.10	33.6%

EBITDA(a)	$82,398	$65,794	25.2%	$147,783	$123,171	20.0%
Adjusted EBITDA(a)	$91,120	$76,300	19.4%	$172,358	$142,645	20.8%
Adjusted operating income(a)	$71,848	$59,824	20.1%	$134,723	$109,686	22.8%
Adjusted net income(a)	$44,984	$38,372	17.2%	$83,651	$67,432	24.1%
Adjusted EPS(a)	$1.30	$1.14	14.0%	$2.44	$2.01	21.4%

(a)  EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income, and adjusted EPS are non-GAAP financial measures. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures. Refer to Tables A, B and C at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

Summary Product Line Results
(dollars in thousands)

	Three Months Ended
	June 28, 2024	June 30, 2023	QTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$231,335	$208,494	11.0%	4.2%
Cardiac Rhythm Management & Neuromodulation	167,635	153,411	9.3%	8.3%
Advanced Surgical, Orthopedics & Portable Medical	28,408	27,206	4.4%	5.5%
Total Medical Sales	427,378	389,111	9.8%	5.9%
Non-Medical Sales	8,824	10,933	(19.3)%	(19.3)%
Total Sales	$436,202	$400,044	9.0%	5.2%

	Six Months Ended
	June 28, 2024	June 30, 2023	YTD Change	Organic Change(a)
Medical Sales
Cardio & Vascular	$453,171	$399,697	13.4%	6.7%
Cardiac Rhythm Management & Neuromodulation	323,892	298,550	8.5%	7.6%
Advanced Surgical, Orthopedics & Portable Medical	57,529	55,130	4.4%	13.1%
Total Medical Sales	834,592	753,377	10.8%	7.2%
Non-Medical Sales	16,415	25,452	(35.5)%	(35.5)%
Total Sales	$851,007	$778,829	9.3%	5.8%

(a)  Organic sales change is a non-GAAP financial measure. Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information

The Company will host a conference call on Thursday, July 25, 2024, at 8 a.m. CT / 9 a.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (800) 715-9871 (U.S.) or (646) 307-1963 (outside U.S.) and the conference ID is 4525826. The call will be archived on the Company’s website. An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

From time to time, the Company posts information that may be of interest to investors on its website at investor.integer.net. To automatically receive Integer financial news by email, please visit investor.integer.net and subscribe to email alerts.

About Integer®

Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, the Company is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations:

Andrew Senn
763.951.8312
andrew.senn@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we provide adjusted net income, adjusted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted operating income, and organic sales change.

Adjusted net income and adjusted EPS consist of GAAP net income and diluted EPS, respectively, adjusted for the following to the extent occurring during the period: (i) amortization of intangible assets, (ii) restructuring and restructuring-related charges; (iii) acquisition and integration related costs; (iv) other general expenses; (v) (gain) loss on equity investments; (vi) extinguishment of debt charges; (vii) European Union medical device regulation incremental charges; (viii) inventory step-up amortization; (ix) unusual, or infrequently occurring items; (x) the income tax provision (benefit) related to these adjustments and (xi) certain tax items that are outside the normal tax provision for the period. Adjusted EPS is calculated by dividing adjusted net income by adjusted weighted average shares.

The weighted average shares used to calculate diluted EPS in accordance with GAAP includes dilution, when applicable, resulting from the potential conversion of our 2.125% Convertible Senior Notes due 2028 (the “2028 Convertible Notes”). In connection with the issuance of the 2028 Convertible Notes, we entered into capped call contracts which are expected to reduce the potential dilution on our common stock in connection with any conversion of the 2028 Convertible Notes, subject to a cap. Adjusted weighted average shares consists of GAAP weighted average shares used to calculate diluted EPS, excluding, when applicable, dilution resulting from the potential conversion of our 2028 Convertible Notes expected to be offset by the capped call contracts.

EBITDA is calculated by adding back interest expense, provision for income taxes, depreciation expense, and amortization expense from intangible assets and financing leases, to net income, which is the most directly comparable GAAP financial measure. Adjusted EBITDA consists of EBITDA plus adding back stock-based compensation and the same adjustments as listed above except for items (i), (vi), (x) and (xi). Adjusted operating income consists of operating income adjusted for the same items listed above except for items (v), (vi), (x) and (xi).

Organic sales change is reported sales growth adjusted to remove the impact of foreign currency, the contribution of acquisitions and the strategic exit of the Portable Medical market. To calculate the impact of foreign currency on sales growth rates, we convert any sale made in a foreign currency by converting current period sales into prior period sales using the exchange rate in effect at that time and then compare the two, negating any effect foreign currency had on our transactional revenue. For contribution of acquisitions, we exclude the impact on the growth rate attributable to the contribution of acquisitions in all periods where there were no comparable sales. For the strategic exit of the Portable Medical market, we exclude the impact on the growth rate attributable to Portable Medical sales for all periods presented.

We believe that the presentation of adjusted net income, adjusted EPS, EBITDA, adjusted EBITDA, adjusted operating income, and organic sales change, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations. In addition to the performance measures identified above, we believe that net total debt and leverage ratio provide meaningful measures of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments. Net total debt is calculated as total principal amount of debt outstanding less cash and cash equivalents. We calculate leverage ratio as net total debt divided by adjusted EBITDA for the trailing 4 quarters.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: our 2024 outlook including future sales, expenses, and profitability; our ability to execute our business model and our business strategy; projected capital spending; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “outlook,” “projected,” “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “project,” or “continue” or variations or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors and other risks and uncertainties that arise from time to time are described in Item 1A, “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC and include the following:

  operational risks, such as our dependence upon a limited number of customers; pricing pressures and contractual pricing restraints we face from customers; our reliance on third-party suppliers for raw materials, key products and subcomponents; interruptions in our manufacturing operations; our ability to attract, train and retain a sufficient number of qualified associates to maintain and grow our business; the potential for harm to our reputation and competitive advantage caused by quality problems related to our products; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; global climate change and the emphasis on Environmental, Social and Governance matters by various stakeholders; our dependence upon our senior management team and key technical personnel; our energy market revenues’ dependence on conditions in the historically volatile oil and natural gas industries; and consolidation in the healthcare industry resulting in greater competition;
  strategic risks, such as the intense competition we face and our ability to successfully market our products; our ability to respond to changes in technology; our ability to develop new products and expand into new geographic and product markets; and our ability to successfully identify, make and integrate acquisitions to expand and develop our business in accordance with expectations;
  financial and indebtedness risks, such as our ability to accurately forecast future performance based on operating results that often fluctuate; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under the credit agreement governing our Senior Secured Credit Facilities; economic and credit market uncertainties that could interrupt our access to capital markets, borrowings or financial transactions; the conditional conversion feature of the 2028 Convertible Notes adversely impacting our liquidity, the conversion of our 2028 Convertible Notes, if it were to occur, diluting ownership interests of existing holders of our common stock; the counterparty risk associated with our capped call transaction; the counter financial and market risks related to our international operations and sales; our complex international tax profile; and our ability to realize the full value of our intangible assets;
  legal and compliance risks, such as regulatory issues resulting from product complaints, recalls or regulatory audits; the potential of becoming subject to product liability or intellectual property claims; our ability to protect our intellectual property and proprietary rights; our ability to comply with customer-driven policies and third-party standards or certification requirements; our ability to obtain and/or retain necessary licenses from third parties for new technologies; our ability and the cost to comply with environmental regulations; legal and regulatory risks from our international operations; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; and our business being indirectly subject to healthcare industry cost containment measures that could result in reduced sales of our products; and
  other risks and uncertainties that arise from time to time.

Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	June 28, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$34,137	$23,674
Accounts receivable, net	240,504	238,277
Inventories	272,335	239,716
Refundable income taxes	9,072	1,998
Contract assets	97,212	85,871
Prepaid expenses and other current assets	23,720	28,132
Total current assets	676,980	617,668
Property, plant and equipment, net	466,296	407,954
Goodwill	1,042,183	1,011,007
Other intangible assets, net	813,727	783,146
Deferred income taxes	6,858	7,001
Operating lease assets	81,345	81,632
Financing lease assets	16,549	11,828
Other long-term assets	22,474	22,417
Total assets	$3,126,412	$2,942,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—
Accounts payable	119,446	120,293
Income taxes payable	461	3,896
Operating lease liabilities	8,729	8,692
Accrued expenses and other current liabilities	77,355	88,088
Total current liabilities	205,991	220,969
Long-term debt	1,118,529	959,925
Deferred income taxes	144,101	145,625
Operating lease liabilities	71,935	72,339
Financing lease liabilities	13,491	10,388
Other long-term liabilities	18,455	14,365
Total liabilities	1,572,502	1,423,611
Stockholders’ equity:
Common stock	34	33
Additional paid-in capital	730,157	727,435
Retained earnings	823,105	771,351
Accumulated other comprehensive income	614	20,223
Total stockholders’ equity	1,553,910	1,519,042
Total liabilities and stockholders’ equity	$3,126,412	$2,942,653

Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Sales	$436,202	$400,044	$851,007	$778,829
Cost of sales (COS)	316,809	294,240	621,774	576,352
Gross profit	119,393	105,804	229,233	202,477
Operating expenses:
Selling, general and administrative (SG&A)	47,117	45,827	94,046	87,713
Research, development and engineering (RD&E)	16,104	16,883	31,857	35,975
Restructuring and other charges (R&O)	986	1,518	8,867	3,047
Total operating expenses	64,207	64,228	134,770	126,735
Operating income	55,186	41,576	94,463	75,742
Interest expense	15,278	11,459	29,949	28,713
(Gain) loss on equity investments	7	(134)	(1,129)	21
Other (gain) loss, net	(127)	359	880	1,119
Income before taxes	40,028	29,892	64,763	45,889
Provision for income taxes	8,782	5,921	13,009	8,853
Net income	$31,246	$23,971	$51,754	$37,036

Earnings per share:
Basic	$0.93	$0.72	$1.54	$1.11
Diluted	$0.88	$0.71	$1.47	$1.10

Weighted average shares outstanding:
Basic	33,600	33,312	33,540	33,285
Diluted	35,529	33,686	35,264	33,631

Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Six Months Ended
	June 28, 2024	June 30, 2023
Cash flows from operating activities:
Net income	$51,754	$37,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,410	48,569
Debt related charges included in interest expense	1,869	6,118
Inventory step-up amortization	1,056	—
Stock-based compensation	12,614	11,603
Non-cash lease expense	4,622	5,473
Non-cash (gain) loss on equity investments	(1,129)	21
Contingent consideration fair value adjustment	—	(265)
Other non-cash (gains) losses	1,408	(1,437)
Deferred income taxes	—	(4)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	3,465	(9,742)
Inventories	(27,235)	(21,646)
Prepaid expenses and other assets	(744)	1,308
Contract assets	(11,666)	(7,983)
Accounts payable	7,069	797
Accrued expenses and other liabilities	(16,155)	1,781
Income taxes payable	(9,864)	(9,296)
Net cash provided by operating activities	70,474	62,333
Cash flows from investing activities:
Acquisition of property, plant and equipment	(60,252)	(57,416)
Proceeds from sale of property, plant and equipment	—	50
Acquisitions, net	(138,544)	—
Net cash used in investing activities	(198,796)	(57,366)
Cash flows from financing activities:
Principal payments of term loans	—	(398,438)
Proceeds from issuance of convertible notes, net of discount	—	486,250
Proceeds from revolving credit facility	208,500	229,604
Payments of revolving credit facility	(51,500)	(263,443)
Purchase of capped calls	—	(35,000)
Payment of debt issuance costs	—	(2,181)
Proceeds from the exercise of stock options	742	1,948
Tax withholdings related to net share settlements of restricted stock unit awards	(10,625)	(2,930)
Contingent consideration payments	—	(7,660)
Principal payments on finance leases	(8,956)	(557)
Other financing activities	607	—
Net cash provided by financing activities	138,768	7,593
Effect of foreign currency exchange rates on cash and cash equivalents	17	1,783
Net increase in cash and cash equivalents	10,463	14,343
Cash and cash equivalents, beginning of period	23,674	24,272
Cash and cash equivalents, end of period	$34,137	$38,615

Table A: Net Income and Diluted EPS Reconciliations
(in thousands, except per share amounts)

	Three Months Ended
	June 28, 2024			June 30, 2023
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Net income (GAAP)	$40,028	$31,246	$0.88	$29,892	$23,971	$0.71
Adjustments(b):
Amortization of intangible assets	13,698	11,021	0.32	13,107	10,360	0.31
Certain legal expenses (SG&A)(c)	354	279	0.01	—	—	—
Restructuring and restructuring-related charges(d)	2,177	1,707	0.05	3,116	2,461	0.07
Acquisition and integration costs(e)	1,056	834	0.02	556	432	0.01
Other general expenses(f)	(1,173)	(817)	(0.02)	26	20	—
(Gain) loss on equity investments(g)	7	5	—	(134)	(106)	—
Loss on extinguishment of debt(h)	—	—	—	38	31	—
Medical device regulations(i)	278	220	0.01	534	422	0.01
Other adjustments(j)	272	215	0.01	909	718	0.02
Tax adjustments(k)	—	274	0.01	—	63	—
Adjusted net income (non-GAAP)	$56,697	$44,984	1.30	$48,044	$38,372	1.14

Weighted average shares for diluted EPS (GAAP)		35,529			33,686
Less: 2028 Convertible Notes capped call contract impact		(1,050)			—
Adjusted weighted average shares (non-GAAP)		34,479			33,686

	Six Months Ended
	June 28, 2024			June 30, 2023
	Pre-Tax	Net of Tax	Per Diluted Share(a)	Pre-Tax	Net of Tax	Per Diluted Share(a)
Net income (GAAP)	$64,763	$51,754	$1.47	$45,889	$37,036	$1.10
Adjustments(b):
Amortization of intangible assets	27,135	21,834	0.64	26,031	20,576	0.61
Certain legal expenses (SG&A)(c)	354	279	0.01	—	—	—
Restructuring and restructuring-related charges(d)	4,082	3,308	0.10	4,921	3,857	0.11
Acquisition and integration costs(e)	7,391	5,858	0.17	938	702	0.02
Other general expenses(f)	(1,055)	(729)	(0.02)	109	79	—
(Gain) loss on equity investments(g)	(1,129)	(892)	(0.03)	21	17	—
Loss on extinguishment of debt(h)	—	—	—	4,431	3,501	0.10
Medical device regulations(i)	553	437	0.01	1,036	817	0.02
Other adjustments(j)	744	588	0.02	909	718	0.02
Inventory step-up amortization (COS)(l)	1,056	834	0.02	—	—	—
Tax adjustments(k)	—	380	0.01	—	129	—
Adjusted net income (Non-GAAP)	$103,894	$83,651	2.44	$84,285	$67,432	2.01

Weighted average shares for diluted EPS (GAAP)		35,264			33,631
Less: 2028 Convertible Notes capped call contract impact		(1,039)			—
Adjusted weighted average shares (non-GAAP)		34,225			33,631

(a)  Net income (GAAP) per diluted share amounts are calculated in accordance with GAAP using weighted average shares for diluted EPS. The per share amounts for the adjustments in the table above and adjusted net income are calculated using adjusted weighted average shares.

(b)  The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment. Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates applicable in foreign tax jurisdictions, as adjusted for the existence of net operating losses (“NOLs”). Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(c)  Certain legal expenses associated with non-ordinary course legal matters.

(d)  We initiate discrete restructuring programs primarily to realign resources to better serve our customers and markets, improve operational efficiency and capabilities, and lower operating costs or improve profitability. Depending on the program, restructuring charges may include termination benefits, contract termination, facility closure and other exit and disposal costs. Restructuring-related expenses are directly related to the program and may include retention bonuses, accelerated depreciation, consulting expense and costs to transfer manufacturing operations among our facilities.

(e)  Acquisition and integration costs are incremental costs that are directly related to a business or asset acquisition. These costs may include, among other things, professional, consulting and other fees, system integration costs, and fair value adjustments relating to contingent consideration.

(f)  Other general expenses are discrete transactions occurring sporadically and affect period-over-period comparisons. The expenses for the 2024 and 2023 periods include gains and losses in connection with the disposal of property, plant and equipment. In addition, during the second quarter of 2024, we recorded $1.2 million of loss recoveries relating to property damage which occurred in the fourth quarter of 2023 at one of our manufacturing facilities.

(g)  Amounts reflect our share of equity method investee (gains) losses including unrealized appreciation/depreciation of the underlying interests of the investee.

(h)  Loss on extinguishment of debt consists of accelerated write-offs of unamortized deferred debt issuance costs and discounts, which are included in interest expense. The 2023 amount represents a write-off of unamortized deferred debt issuance costs and discounts in connection with the amendments to the credit agreement governing our credit facilities, prepayments of portions of the Term Loan A Facility, and repayment in full of the Term Loan B Facility.

(i)  The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.

(j)  Amount primarily relates to costs associated certain formal strategic projects. Strategic projects primarily involve system reconfiguration to support our manufacturing excellence operational strategic imperative and investments in certain technology and platform development to align our capabilities to meet customer needs.

(k)  Tax adjustments predominately relate to acquired foreign tax credits, including utilization, changes to uncertain tax benefits and associated interest.

(l)   The accounting associated with our acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. The increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP financial measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.

Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures.

Table B: Adjusted Operating Income Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Operating income (GAAP)	$55,186	$41,576	$94,463	$75,742
Adjustments:
Amortization of intangible assets	13,698	13,107	27,135	26,031
Certain legal expenses	354	—	354	—
Restructuring and restructuring-related charges	2,177	3,116	4,082	4,921
Acquisition and integration costs	1,056	556	7,391	938
Other general expenses	(1,173)	26	(1,055)	109
Medical device regulations	278	534	553	1,036
Other adjustments	272	909	744	909
Inventory step-up amortization	—	—	1,056	—
Adjusted operating income (non-GAAP)	$71,848	$59,824	$134,723	$109,686

Table C: EBITDA Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 28, 2024	June 30, 2023	June 28, 2024	June 30, 2023
Net income (GAAP)	$31,246	$23,971	$51,754	$37,036

Interest expense	15,278	11,459	29,949	28,713
Provision for income taxes	8,782	5,921	13,009	8,853
Depreciation(a)	12,814	11,005	24,850	21,882
Amortization of intangible assets and financing leases	14,278	13,438	28,221	26,687
EBITDA (non-GAAP)	82,398	65,794	147,783	123,171
Stock-based compensation(a)	5,751	5,499	12,579	11,540
Certain legal expenses	354	—	354	—
Restructuring and restructuring-related charges	2,177	3,116	4,082	4,921
Acquisition and integration costs	1,056	556	7,391	938
Other general expenses	(1,173)	26	(1,055)	109
(Gain) loss on equity investments	7	(134)	(1,129)	21
Medical device regulations	278	534	553	1,036
Other adjustments	272	909	744	909
Inventory step-up amortization	—	—	1,056	—
Adjusted EBITDA (non-GAAP)	$91,120	$76,300	$172,358	$142,645

(a)  Excludes amounts included in Restructuring and restructuring-related charges.

Table D: Organic Sales Change Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Impact of Strategic Exits and Acquisitions(a)	Non-GAAP Organic Change
QTD Change (2Q 2024vs.2Q 2023)
Medical Sales
Cardio & Vascular	11.0%	0.1%	6.7%	4.2%
Cardiac Rhythm Management & Neuromodulation	9.3%	—%	1.0%	8.3%
Advanced Surgical, Orthopedics & Portable Medical	4.4%	—%	(1.1)%	5.5%
Total Medical Sales	9.8%	—%	3.9%	5.9%
Non-Medical Sales	(19.3)%	—%	—%	(19.3)%
Total Sales	9.0%	—%	3.8%	5.2%

YTD Change (6M 2024vs.6M 2023)
Medical Sales
Cardio & Vascular	13.4%	—%	6.7%	6.7%
Cardiac Rhythm Management & Neuromodulation	8.5%	—%	0.9%	7.6%
Advanced Surgical, Orthopedics & Portable Medical	4.4%	—%	(8.7)%	13.1%
Total Medical Sales	10.8%	—%	3.6%	7.2%
Non-Medical Sales	(35.5)%	—%	—%	(35.5)%
Total Sales	9.3%	—%	3.5%	5.8%

(a)  Sales growth has been adjusted to exclude the impact of foreign currency exchange rate fluctuations and acquisitions and strategic exits.

Table E: Net Total Debt Reconciliation

(in thousands)

	June 28, 2024	December 31, 2023
Total debt	$1,118,529	$959,925
Add: Debt discounts and deferred issuance costs included in Total debt	12,471	14,075
Total principal amount of debt outstanding	1,131,000	974,000
LESS: Cash and cash equivalents	34,137	23,674
Net Total Debt (Non-GAAP)	$1,096,863	$950,326